Tribune Publishing Co. Acquires Wrapports Chicago Suburban Publications;
Secures Long-Term Print & Delivery Contract For Chicago Sun-Times

Suburban Chicago Dailies, Weeklies Become Integral Part of Chicago Tribune Media Group;
Bob Fleck Appointed Publisher & General Manager of Suburban Operations

CHICAGO, Oct. 31, 2014 - Tribune Publishing Company today announced the acquisition of six daily and 32 weekly suburban news and information brands from Wrapports, LLC. The acquired publications - which include the Aurora Beacon-News, The Elgin Courier-News, the Lake County News-Sun, The Naperville Sun, the Post-Tribune in Northwest Indiana, The SouthtownStar and the 32 Pioneer Press weekly newspapers - will become part of the diversified portfolio of the Chicago Tribune Media Group (CTMG), which operates the Chicago Tribune, RedEye, Chicago magazine, Hoy and other Chicago-based media brands. The acquired papers have collective circulations of 72,000 daily, 87,000 Sunday and 52,000 weekly. Chicago Sun-Times Publisher’s Statement for the six-month period ended March 31, 2014

In addition to acquiring these suburban newspapers, CTMG today announced a long-term agreement to continue printing and distributing the Chicago Sun-Times, also owned by Wrapports. CTMG has printed the Sun-Times since 2011 and distributed the newspaper since 2007. This new agreement solidifies the continuation of this key commercial relationship for the Company.

Terms of the acquisition and printing-and-distribution deals were not disclosed.

“This acquisition represents an important step forward for Tribune Publishing Company and the Chicago Tribune Media Group,” said Jack Griffin, CEO of Tribune Publishing. “It supports our stated strategy of leveraging our existing infrastructure, resources and management teams to drive growth for our Company. Additionally, the new print and distribution agreement for the Chicago Sun-Times continues an important commercial relationship that supports our stated strategy of revenue diversification.”

To oversee the newly acquired publications, Tribune Publishing has appointed a senior Chicago-based executive with deep local roots and expertise. Bob Fleck, who most recently served as EVP of Advertising, spent 22 years at the Chicago Tribune in numerous managerial capacities. He assumes his role as Publisher & General Manager immediately and will report to CTMG CEO Tony Hunter.

“We have long admired the strong commitment to journalism and deep community ties exemplified by these suburban dailies and weeklies,” Hunter said. “With the addition of these great titles, Chicago Tribune Media Group is significantly expanding its portfolio and geographic footprint with an unrivaled suite of print and digital solutions. Bob Fleck is the perfect person to lead our efforts.”

Added Fleck: “We look forward to strengthening these great news brands that first and foremost serve their local communities with news and information that cannot be found anywhere else. As a lifelong Chicagoan, I understand the value of these publications to the residents and businesses in each of these vibrant communities and intend to build on that with the team.”

The acquisition of the suburban Chicago papers is the fourth in a series completed by Tribune Publishing this year. Previous acquisitions include:

•	Carroll County (Md.) Times and Capital Gazette in Annapolis, Md. from Landmark Communications, and which are now part of the Baltimore Sun Media Group;

•	City Paper in Baltimore from Times-Shamrock Communications. The paper is operated as an independent weekly under The Baltimore Sun Media Group; and

•	Reminder Media’s 15 weekly news publications in Connecticut, the largest collection in the state, which are now part of the Hartford Courant Media Group.

In addition to the six daily publications that will become part of Chicago Tribune Media Group, the 32 Pioneer Press weeklies include: Barrington Courier Review; Buffalo Grove Countryside; Deerfield Review; The Doings Clarendon Hills Edition; The Doings Hinsdale Edition; The Doings La Grange Edition; The Doings Oak Brook Edition; The Doings Weekly Edition; The Doings Western Springs Edition; Elmwood Park Elm Leaves; Evanston Review; River Forest Forest Leaves; Franklin Park Herald-Journal; Glencoe News; Glenview Announcements; Highland Park News; Lake Forester; Lake Zurich Courier; Libertyville Review; Lincolnshire Review; Lincolnwood Review; Morton Grove Champion; Mundelein Review; Niles Herald-Spectator; Norridge-Harwood Heights News; Northbrook Star; Oak Park Oak Leaves; Park Ridge Herald-Advocate; Skokie Review; Vernon Hills Review; Wilmette Life and Winnetka Talk.

About Tribune Publishing
Tribune Publishing Company (NYSE:TPUB) is a diversified media and marketing-solutions company that delivers innovative experiences for audiences and advertisers across all platforms. The company's diverse portfolio of iconic news and information brands includes10 award-winning major daily titles, more than 60 digital properties and more than 180 verticals in markets, including Los Angeles; Chicago; South Florida; Orlando; Baltimore; Carroll County and Annapolis, Md.; Hartford, Conn.; Allentown, Pa., and Newport News, Va. Tribune Publishing also offers an array of customized marketing solutions, and operates a number of niche products, including Hoy and El Sentinel, making Tribune Publishing the country's largest Spanish-language publisher. Tribune Publishing Company is headquartered in Chicago.

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Press Contacts:	Investor Contact:
Matthew Hutchison Tribune Publishing 312-222-3305 Matt.Hutchison@tribpub.com	Sandy Martin Investor Relations Tribune Publishing 469-528-9360 smartin@tribpub.com
Maggie Wartik Chicago Tribune Media Group 312-527-8280 mwartik@chicagotribune.com